Exhibit 99.1

WARRANT PROGRAM FOR GENMAB A/S

This Warrant Program is adopted on February 23, 2021 by the Board of Directors of Genmab A/S (CVR no. 2102 3884) (“the Company”) and applies, to the extent so decided, to Warrants issued thereafter by the Board of Directors of the Company.

A.   General description of warrants.

A warrant (the “Warrant”) means a right – but not an obligation – of the owner (the “Owner”) to subscribe for ordinary shares in the Company at a price fixed in advance (the exercise price).

The Owner of the Warrant can for a given period choose to subscribe for shares in the Company by paying the exercise price.

The Warrant does not entitle the Owner to vote at the Company’s general meeting or to receive dividends.

No Warrants can be issued to a member of the executive management or an employee who has or has been served notice of termination.

When a Warrant is exercised, the value may be calculated as the difference between the market value of the shares subscribed and the exercise price. The value cannot become negative without the Owner’s acceptance because a Warrant is a right – but not an obligation – to subscribe for shares in the Company. If the market price of the shares at the time of subscription is lower than the exercise price the Owner can abstain from subscribing for shares in the Company.

The Owner of the Warrant is obligated to give notice to the Company of changes in the Owner’s contact information.

B.   Definitions

“Bad Leaver” shall mean, unless otherwise specified herein, (i) the Owner’s ceasing to be a member of the executive management or an employee of the Company or a subsidiary due to the Owner being dismissed because of the Owner’s breach of the employment relationship or (ii) the Owner’s ceasing to be an employee of the Company or a subsidiary due to being dismissed during the probationary period applicable to the Owner or not being offered continuous employment after the expiry of the probationary period applicable to the Owner. The Owner’s employment shall in case of dismissal be deemed ceased at the time the notice of termination served by the Company or a subsidiary to the Owner expires.

“Good Leaver” shall mean, unless otherwise specified herein, the Owner’s ceasing to be a member of the executive management or an employee of the Company or a subsidiary for any reason other than due to (i) death, (ii) being a Voluntary Leaver, or (iii) being a Bad Leaver. The Owner’s employment shall be deemed ceased at the time the notice of termination served by the Owner to the Company or a subsidiary expires.

“Retirement” shall mean the Owner’s cessation of employment with the Company or a subsidiary at a time he/she is entitled to old-age pension under a national pension scheme or other old-age pension from the Company or a subsidiary (except in case the Owner retires in accordance with US rules on early retirement, in which case the Owner will be treated as a Voluntary Leaver). The Owner’s employment shall be deemed ceased at the time the notice of termination served by the Owner to the Company or a subsidiary expires.

“Voluntary Leaver” shall mean the Owner’s voluntary cessation of employment with the Company or subsidiary for any reason other than the Owner’s (i) Retirement, (ii) long-term sickness, ill-health, serious injury or permanent disability, (iii) termination of the employment relationship being caused by the Company or a subsidiary’s material breach of the terms and conditions of Owner’s employment, (iv) being a Good Leaver, or (v) being a Bad Leaver. The Owner’s employment shall be deemed ceased at the time the notice of termination served by the Owner to the Company or a subsidiary expires.

C.   Conditions for exercise of Warrants.

The Warrants are not granted due to work already performed by the Owner, but are granted in order to motivate the Owner, as described below, during the years following the date of issue of the Warrants.

Thus, the Warrants are issued and granted in order to increase and motivate the Owner’s focus on a positive development of the market price of the shares of the Company and to motivate the Owner to work for a future value increase in the Company and its subsidiaries.

(I)   Exercise Price.

Warrants are issued to the Owner free of charge.

One Warrant entitles the Owner to subscribe for one ordinary share of a nominal value of DKK 1 at a price per share (the “Exercise Price”) determined by the Board of Directors at the time of issue, but which cannot be lower than the price of the Company’s shares as listed on Nasdaq Copenhagen at close of business on the day of issue by the Board of Directors (the “Date of Issue”).

(II)   Exercise Period & Vesting Schedule.

(a)       The Warrants will lapse automatically, without prior notice and without compensation on the seventh (7th) anniversary of the Date of Issue (the “Expiry Date”).

From the Date of Issue and until the Expiry Date (“The Exercise Period”), an Owner earns the right to keep and exercise Warrants only in accordance with the following rules:

▪	Until three (3) years from the Date of Issue of a particular grant of Warrants, no such Warrants are earned/can be exercised.

▪	For a period starting three (3) years after the Date of Issue (a “Vesting Date”) of such particular grant of Warrants and ending on the Expiry Date, the Owner has earned and may exercise all of such Warrants provided that the Owner’s employment relationship has not expired on or before such Vesting Date due to one of the reasons set out below under heading (b).

For the sake of clarity it is noted that in no event can Warrants be exercised earlier than three (3) years after the Date of Issue of the Warrants in question, unless as set out in Clause C.III in this Warrant Program.

(b)	If the Owner’s employment with the Company or a Subsidiary ceases:

i.	as a result of the Owner being a Voluntary Leaver or the Owner’s death, then any Warrants that are granted, but not yet vested, shall lapse automatically without notice and without compensation at the time of death or at the time the notice of termination served by the Owner to the Company or a subsidiary expires; or

ii.	as a result of the Owner being a Bad Leaver, then any Warrants that are granted, but not yet vested, shall lapse automatically without notice and without compensation at the time the notice of termination served by the Company or a subsidiary to the Owner expires.

If the Owner’s employment with the Company or a subsidiary ceases as a result of the Owner being a Good Leaver, then a pro-rata share of the Warrants that are granted, but not yet vested, shall remain outstanding, and the remainder of the Warrants that are granted, but not yet vested, shall lapse automatically without notice and without compensation at the time the notice of termination served by the Owner to the Company or a subsidiary expires. The pro-rata share of the Warrants shall be calculated based on (x) the number of days from the Date of Issue until and including the date the notice of termination expires divided by (y) the total number of days in the Vesting Date.

If an Owner dies prior to the Vesting Date, all Warrants that are granted, but not yet vested, shall lapse automatically without notice and without compensation at the time of the Owner’s death.

The Company’s Board of Directors may in its sole discretion decide to dispense with or deviate from the conditions set forth in this clause, including but not limited to for all or part of the Warrants change the leaver status of the Owner.

Any exercise may, however, only take place within the time periods where the Warrants in question would otherwise become exercisable had the employment relationship continued unchanged – that is, the Owner in question cannot be treated more favourably than the continuing employees of the Company or its subsidiaries.

(c)       Exercise of Warrants to subscribe shares is dependent upon the availability of the Company’s Board of Directors to make the necessary arrangements in preparation for the increase of the share capital of the Company. Any Owner must respect that the Board of Directors may in its discretion decide to schedule defined periods where requests to exercise Warrants may be submitted to fit the working schedule of the Board of Directors as well as to allow that other requests to exercise Warrants are processed at the same time.

(d)       Any exercise of Warrants must respect the stock exchange regulation in force from time to time, including the prohibition against insider trading.

(III)   Change of Control, Merger, Demerger, Liquidation.

(a)	In case of:

i.	a change of control as defined in the Danish Capital Markets Act in force from time to time or any legislation replacing this act from time to time (a “Change of Control”); and

ii.	during the 12-month-period beginning on the date the Change of Control has occurred, the employment terms of the Owner(s), is materially changed to the detriment of such Owner(s) and the Owner considers him/herself terminated due to such change or the Owner’s employment is involuntarily terminated without cause (i.e., Owner is not a Bad Leaver)

the Company’s Board of Directors shall, with respect to such Owner(s), determine in its sole discretion to accelerate the Vesting Date.

(b)       In the event of a merger or de-merger whereby (i) the Company is dissolved or (ii) the acquirer fails to equitably assume the outstanding Warrants, the Board of Directors shall in its sole discretion decide - subject to completion of the merger or de-merger – to accelerate the vesting.

(c)       In the event it is resolved to dissolve the Company through a solvent liquidation, the Board of Directors may in its sole discretion decide - subject to completion of the dissolution - to accelerate the vesting.

(d)       In case of a Change of Control as set out in above, the Warrants shall vest on an accelerated basis as of the date notification of the changed employment terms is served. In case of any of the events set out in Clause C.III, headings (b) and (c) above, the Warrants shall vest on an accelerated basis as of closing date of any transaction under Clause C.III, headings (b) and (c) above.

(e)       To the extent that an Owner is a U.S. taxpayer, and to the extent his or her Warrants constitute “deferred compensation” subject to Section 409A of the U.S. Internal Revenue Code and that is payable on account of a Change of Control, a Change of Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under U.S. Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the U.S. Internal Revenue Code, without altering the definition of Change of Control for purposes of determining whether an Owner’s rights to such Warrants become vested or otherwise unconditional upon the Change of Control.

(IV)   Procedure for Exercise.

Warrants must be exercised by the Owner sending a written request to the Board of Directors of the Company for the issue of new shares within the Exercise Periods. The request shall specify the number of shares subscribed for as well as the Owner’s account with VP Securities A/S at which the shares shall be registered. The cash subscription amount (i.e. the Exercise Price times the number of shares subscribed for) shall be paid to the Company in full at the same time or no later than the day before the subscription of the shares. The Board of Directors may require that requests to exercise are made using special forms or using specific digital solutions.

(V)   Non-transferability.

(a)       The Warrants issued are personal and may never be the subject of transfer or assignment. Warrants may not be pledged or otherwise serve as the basis for settlement of claims by the Owner’s creditors.

(b)       Irrespective of heading (a) above, an Owner may transfer his/her Warrants to a company that is wholly-owned (100%) by the Owner. In such case, a principle of transparency will apply causing the receiving company’s rights and obligations (including but not limited to the possibility of earning the right to exercise the Warrants) to be identical to those of the Owner. If an Owner transfers his/her Warrants to a company that is wholly-owned by the Owner, the Owner shall without undue delay notify the Company and present appropriate proof of the transfer.

(c)       Irrespective of heading (a) above, the Board of Directors can on a case-by-case basis decide that an Owner may transfer his/her Warrants to a third party. The Board of Directors will determine the conditions for such transfer on a case-by-case basis.

(d)       If an Owner enters into an agreement with the Company or its subsidiaries to make use of S. 7P of the Danish Tax Assessment Act then the Owner will be prohibited from transferring Warrants to a fully-owned company or – on the basis of the Board of Director’s permission – transferring Warrants to a third party, cf. headings (b) to (c) above.

D.   General Terms.

(a)       Existing shareholders of the Company do not have a right of pre-emption to the shares issued on the basis of the Owner’s exercise of Warrants. The shares issued on the basis of Warrants shall be negotiable instruments issued in the name of the holder. No restrictions shall apply to the transferability of the shares except as may otherwise be provided by the laws of the jurisdiction of the Owner’s domicile (other than Danish law). No shares shall confer any special rights upon the holder, and no shareholder shall be under an obligation to allow his/her shares to be redeemed.

(b)       At the request of the Owner, the Board of Directors of the Company shall issue relevant confirmation concerning the Owner’s right to Warrants.

E.   Adjustment of the Exercise Price and/or the Share Number.

(a)       If changes to the capital structure of the Company are implemented causing the value of the non-exercised warrants to be increased or reduced, an adjustment of the Exercise Price and/or the number of shares which may be subscribed for on the basis of the non-exercised warrants (the “Share Number”) may be made. Main examples of such changes in the capital structure of the Company are capital increases and capital decreases not done at market price, payment of extraordinary dividend, issuance of bonus shares, change of the denomination of the shares in the Company, purchase and sale of own shares, issuance of warrants and/or convertible instruments, cf. heading (b) below, merger and demerger.

However, no adjustment of the Exercise Price nor the Share Number shall be made as a result of capital increases implemented on the basis of the exercise of the warrants comprised by this warrant scheme or by Schedule C, Schedule D or Schedule E to the Company’s Articles of Association.

(b)       Irrespective of heading (a) above, if the Company resolves to issue stock options, shares, warrants, convertible instruments or the like to the Company’s and/or its subsidiaries’ employees, including the Company’s managers, or buys or sells own shares in this connection, no adjustment of the Exercise Price nor the Share Number shall be made. This applies irrespective of whether the issued share instruments provide the right to acquire shares at a price lower than the market price on the Company’s shares at the time of allotment or whether the purchase/sale of own shares takes place at a price higher or lower than the market price on the Company’s shares.

(c)       If adjustments pursuant to this Clause E causes the Exercise Price to become lower than par, the warrants may as a starting point not be exercised. However, an Owner may exercise the warrants in accordance with the provisions hereof, if the Owner accepts that the Exercise Price is increased to par without providing the Owner with a right to compensation.

(d)       The Company’s Board of Directors shall determine whether an implemented change in the capital causes for an adjustment of the Exercise Price and/or the Share Number.

If so determined, the adjustment of the Exercise Price and/or the Share Number shall be made by the Company’s Board of Directors as soon as possible after the implementation of the relevant change and to the extent possible according to generally accepted principles therefore and otherwise in such a manner that the value of the warrants as estimated by the Board of Directors after the relevant change to the extent possible corresponds to the value of the warrants as estimated by the Board of Directors immediately prior to the change.

(e)       The Owner is entitled to demand that the adjustment of the Exercise Price and/or Share Number made pursuant to heading (d) above (but not the decision as to whether an adjustment shall be made or not) is subjected to a valuation by a special expert valuer appointed by the Institute of State Authorised Public Accountants. A demand for a valuation must be made by the Owner to the Company not later than two weeks after the Owner has been notified of the Board of Directors’ adjustment. Thereafter, the valuation shall be made as quickly as possible.

(f)       Where a valuer is appointed pursuant to heading (e) above, and the valuer’s valuation deviates from the adjustments made by the Board of Directors, the valuer’s valuation shall be used as a basis for adjusting the Exercise Price and/or Share Number.

The valuation of the valuer is final and binding on both the Owners and the Company and cannot be brought before the courts or arbitration. The costs of the valuation shall be borne by the Owner or Owners (as the case may be) and the Company each paying half of the costs irrespective of the outcome of the valuation.

F.   Tax Implications.

The Company and its subsidiaries shall have no responsibility for the tax consequences (including social security contributions triggered) for the Owner, or any other person to whom the Warrants may have been transferred in accordance with this warrant scheme, in connection with the allotment, exercise or potential transfer of the Warrants or any transfer of shares acquired on the basis of exercise of Warrants or any tax or social security consequences for the Owner, or any other person to whom the Warrants may have been transferred in accordance with this warrant scheme, connected with any restructuring of the Company. However, the Company shall be entitled to withhold to the maximum extent permitted by law and pay to tax authorities any applicable taxes or social security contributions that the Owner, or any other person to whom the Warrants may have been transferred in accordance with this warrant scheme, may be the subject of.

G.   No exterritorial applicability of mandatory laws.

Nothing herein shall be deemed to confer upon employees whose employment relationship is governed by foreign (Non-Danish) law, any benefit under mandatory Danish employment laws and no such laws or regulation is included into this Warrant Scheme by reference.

H.   Arbitration.

The interpretation of this warrant scheme and Warrants issued pursuant hereto including contents, scope, expiry or breach hereof as well as other disputes shall be governed by Danish law and shall be settled in accordance with the rules of procedure of the Copenhagen Arbitration. Place of arbitration shall be Copenhagen, Denmark.

February 23, 2021